As filed with the Securities and Exchange Commission on March 6, 2020
Registration No. 333-221910

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-3
ON
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KUSHCO HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	3080 (Primary Standard Industrial Classification Code Number)	46-5268202 (I.R.S. Employer Identification Number)
6261 Katella Ave, Ste 250
Cypress, CA 90630
Phoenix, Arizona 85028
(714) 243-4311
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nicholas Kovacevich
Chairman and Chief Executive Officer
KushCo Holdings, Inc.
6261 Katella Avenue, Suite 250
Cypress, CA 90630
(714) 462-460
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Aron S. Izower, Esq.
Marc D. Hauser, Esq.
Reed Smith LLP
599 Lexington Avenue
22nd Floor
New York, NY 10022
(212) 521-5400

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of  “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☒ Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE
KushCo Holdings, Inc. (the “Registrant”) filed a registration statement on Form S-3 (Registration No. 333-221910) initially filed with the Securities and Exchange Commission (the “SEC”) on December 5, 2017, as amended on January 25, 2018 and February 14, 2018, and declared effective on February 28, 2018, registering up to $100,000,000 in aggregate principal amount of common stock, preferred stock, warrants, debt securities and/or units, and an additional registration statement on Form S-3 (Registration No. 333-229264) filed with the SEC on January 16, 2019 pursuant to Rule 462(b) under the Securities Act, which became effective upon filing on January 16, 2019 (collectively, the “Original Registration Statement”), registering up to an additional $8,840,000 in aggregate principal amount of common stock and warrants.
The Registrant is not currently eligible to use the Original Registration Statement as a result of its failure to timely file the Part III information in its annual report on Form 10-K for the fiscal year ended August 31, 2019. The Registrant is filing this Post-Effective Amendment No. 1 to Form S-3 on Form S-1 in order to maintain the registration of up to 6,988,095 shares of common stock issuable from time to time upon the exercise of certain warrants that were previously issued to certain institutional investors in registered direct offerings that occurred in June 2018 and January 2019 and that were registered on the Original Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion. Dated March 6, 2020
PRELIMINARY PROSPECTUS
KushCo Holdings, Inc.
6,988,095 Shares of Common Stock underlying Warrants
We are offering up to 6,988,095 shares of our common stock, par value $0.001 per share, issuable from time to time upon the exercise of the remaining unexercised warrants (the “Warrants”) that we issued in connection with our registered direct offerings in June 2018 and January 2019, including:
•
3,750,000 shares of common stock issuable upon the exercise of the remaining unexercised Warrants sold in our June 12, 2018 registered direct offering, which may be exercised at a price of  $5.28 per share; and

•
3,238,095 shares of common stock issuable upon the exercise of the remaining unexercised Warrants sold in our January 18, 2019 registered direct offering, which may be exercised at a price of  $5.75 per share.

Our common stock is quoted on the OTCQX, under the symbol “KSHB”. On March 5, 2020, the last reported sale price of our common stock was $0.99 per share.
Investing in our Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 8 of this prospectus and in any applicable free writing prospectuses, and under similar headings in the documents that are incorporated by reference into this prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is March    , 2020.

You should rely only on the information contained in or incorporated by reference in this prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus, the documents incorporated by reference in this prospectus and any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations, and prospects may have changed since those dates. You should read this prospectus, the documents incorporated by reference in this prospectus and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of this prospectus entitled “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements in this prospectus and incorporated herein by reference constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. These statements relate to future events concerning our business and to our future revenues, operating results and financial condition. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “forecast,” “predict,” “propose,” “potential” or “continue,” or the negative of those terms or other comparable terminology. Forward-looking statements may include statements regarding:
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the size and growth of the potential markets for our products and the ability to serve those markets;

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our expectations regarding our expenses and revenue, the sufficiency of our cash resources and needs for additional financing;

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the rate and degree of market acceptance of any of our products;

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our expectations regarding competition;

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our anticipated growth strategies;

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our ability to attract or retain key personnel;

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our ability to establish and maintain development partnerships;

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our expectations regarding federal, state and foreign regulatory requirements and investigations;

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regulatory developments in the U.S. and foreign countries, especially those related to change in, and enforcement of, cannabis laws;

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our ability to obtain and maintain intellectual property protection for our products;

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the anticipated trends and challenges in our business and the market in which we operate; and

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our use of proceeds from the exercise of the Warrants.

Any forward looking statements contained in this prospectus or incorporated herein by reference are only estimates or predictions of future events based on information currently available to our management and management’s current beliefs about the potential outcome of future events. Whether these future events will occur as management anticipates, whether we will achieve our business objectives, and whether our revenues, operating results or financial condition will improve in future periods are subject to numerous risks. There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss under the heading “Risk Factors” and in other sections of our Annual Report on Form 10-K for the year ended August 31, 2019, as amended, which is incorporated by reference into this prospectus, as well as in subsequent reports we file from time to time with the SEC, that are incorporated by reference into this prospectus. You should read these factors and the other cautionary statements made in this prospectus and in the documents we incorporate by reference herein as being applicable to all related forward-looking statements wherever they appear in this prospectus or the documents we incorporate by reference into this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PROSPECTUS SUMMARY
The following summary highlights information contained elsewhere in or incorporated by reference into this prospectus. It may not contain all of the information that is important to you. You should carefully read this prospectus, including the documents incorporated by reference, which are described under “Incorporation of Certain Information by Reference” in this prospectus. You should also carefully consider the matters discussed in the section entitled “Risk Factors” in this prospectus and in other periodic reports incorporated herein by reference.
About KushCo Holdings
KushCo Holdings, Inc. markets and sells packaging products, vaporizers, hydrocarbon gases, solvents, accessories and branding solutions to customers operating in the regulated medical and recreational cannabis industries. As an innovator in custom packaging design and implementation, we combine creativity with compliance to provide the right solutions for our customers. We also provide custom branding on packaging products, which allows our customers to turn their packaging into an effective marketing tool. Our core products sold are in accordance with Title 16 of the Code of Federal Regulations Part 1700 of the Poison Prevention Packaging Act. The testing standards for certification meet the stringent requirements as set by the Consumer Product Safety Commission (“CPSC”). In addition, the materials used for production are FDA-approved food grade and BPA-free.
Our packaging business primarily consists of bottles, bags, tubes, and containers. We maintain relationships with a broad range of manufacturers, which enables us to source a plethora of packaging products in a cost-effective manner and pass such cost savings to our customers. That allows us to offer quick solutions to our customers and ensure that their products will be of superior grade and made with environmentally safe materials. In addition to a complete product line, we have sophisticated labeling and customization capabilities, which we believe allow us to add significant value to our customers’ packaging design processes. Our products are utilized by urban farmers, green house growers, and medical and recreational cannabis dispensaries.
Pop Top Bottles.   Our pop top bottles meet all of the standards for child resistant requirements as set by the CPSC. The pop-top bottle is unique to the pharmaceutical packaging world because instead of a traditional push and turn bottle, the pop-top requires a squeeze motion that actually pops the attached top up and open. We carry the pop top bottles in various sizes and colors.
Bags.    We provide an array of packaging solutions in the form of a bag. The selection of bags we provide includes child resistant exit bags, traditional paper exit bags, and a vast selection of food grade safe foil barrier bags. All bags and packages we offer are available in stock designs and are fully customizable.
Tubes.    We offer a complete line of tubes in two standard sizes, each available in a wide variety of colors. We believe that we are one of the largest suppliers of tubes to the cannabis industry in the United States. Our focus and investments are made to ensure that we are able to meet the increasing trend towards impermeable casing, substantially extending shelf life for pre-packaging. The tubes have a positive seal for enhanced freshness and are odor tight for secure storage and content privacy. All tubes are made with food grade, BPA-free, polypropylene in compliance with FDA regulation. We maintain several unique designs in this market that combine the tube and closure elements into a single piece that we believe are innovative both in appearance and functionality. We believe that our ability to provide creative package designs, combined with a complementary line of closures, makes us a preferred supplier for many customers in our target market.
Containers.    We provide a diverse selection of smaller sized containers composed of either polystyrene, silicone-lined polystyrene or glass. Our silicone-lined polystyrene containers offer durability and convenience by combining the ease of a non-stick silicone lined with the rigidity and clarity of a polystyrene outer layer.
Vaporizers.    We offer a wide selection of vaporizer cartridges with core materials ranging from plastic to glass and heating technology ranging from cotton wicks to ceramic and wickless materials. We also offer a wide selection of batteries to match the cartridges that range from button-less standard heating to push-button adjustable heating settings. Most of vaporizer cartridge, battery, and disposable units can be customized for clients, including adjusting colors, materials, and adding logos and images per our clients’ request. We deliver the vaporizer products unassembled to clients, where the clients then fill and assemble the vaporizers with their personnel.
Hydrocarbon Gases.    We provide ultra-pure hydrocarbon gases, including isobutene, n-butane, propane, ethanol, pre-mixes, custom blends and other solvents. These substances are essential in the extraction process which produces products that supply the vaping and concentrate sector of the market. We ship these products to customers from ten distribution hubs in key markets across the country under a hazmat compliant structure.
Branding Solutions.    Our wholly-owned subsidiary, The Hybrid Creative, is a full-spectrum creative agency based in Santa Rosa, California. It serves both cannabis and non-cannabis clients across the U.S., Canada and Europe. The Hybrid Creative’s services include brand strategy, design and marketing, web application development and e-commerce solutions.
Recent Developments
On February 10, 2020, we sold 10,000,000 units to certain investors, with each unit consisting of one share of our common stock and a warrant to purchase half a share of common stock in a registered direct offering (the “February 2020 Financing”), at a price of  $1.60 per unit. The warrants are immediately exercisable at an exercise price equal to $2.00 per share of common stock. The warrants are exercisable for five years from the date of issuance.
Our Corporate History and Background
KushCo Holdings, Inc. was incorporated in the state of Nevada on February 26, 2014 as Kush Bottles, Inc. We specialize in the wholesale distribution of packaging supplies and customized branding solutions for the cannabis industry. Our wholly owned subsidiary Kim International Corporation (“KIM”), a California corporation, was originally incorporated as Hy Gro Economics Corporation (“Hy Gro”) on December 2, 2010. On October 30, 2012, Hy Gro amended its articles of incorporation to reflect a name change to KIM International Corporation.
On April 10, 2015, we entered into an equity purchase agreement to acquire all of the issued and outstanding membership interests in Dank Bottles, LLC (“Dank”), a Colorado limited liability company. In exchange for the purchased interests, the Company paid cash consideration of  $373,725 and issued 3,500,000 shares of common stock to the sellers of Dank.
On May 1, 2017 we and KBCMP, Inc., our newly formed wholly-owned subsidiary (“Merger Sub”), entered into an Agreement of Merger (the “Merger Agreement”) with Lancer West Enterprises, Inc., a California corporation and Walnut Ventures, a California corporation, pursuant to which each of Lancer West Enterprises, Inc. and Walnut Ventures were merged with and into Merger Sub, with Merger Sub as the surviving corporation, resulting in our indirect acquisition of CMP Wellness, LLC (“CMP”), a California limited liability company. Prior to the merger, CMP was owned 100% by Lancer West Enterprises, Inc. and Walnut Ventures. The membership interest in CMP was the sole asset of each of Lancer West Enterprises, Inc. and Walnut Ventures. As a result, CMP became an indirect wholly-owned subsidiary of us. CMP is a distributor of vaporizers, cartridges and accessories. The agreement provided for a twelve-month performance based earn-out payment.
On May 2, 2018, we and KCH Energy, LLC, a wholly-owned subsidiary of the Company (“KCH”), completed our acquisition of Summit Innovations, LLC (“Summit”), a leading distributor of hydrocarbon gases to the legal cannabis industry. Pursuant to the terms of the Agreement and Plan of Merger with Summit, Summit merged with and into KCH, with KCH as the surviving entity. The consideration paid to the members of Summit at the closing included cash consideration of   $945,218, net of cash received, and 1,280,000 shares of the Company’s common stock. The acquisition includes a twelve-month performance based earn-out payment.

On July 11, 2018, we entered into a Membership Interest Purchase Agreement with the members of Zack Darling Creative Associates, LLC (“ZDCA”), parent of wholly-owned subsidiary, Hybrid Creative, LLC (“Hybrid”), a specialist design agency, pursuant to which we purchased the entire issued membership interest of ZDCA. Following the acquisition, ZDCA became a wholly-owned subsidiary of the Company, with Hybrid continuing to operate as wholly-owned subsidiary of ZDCA. The consideration paid to the members of ZDCA at the closing included cash consideration of   $847,187, net of cash received, $82,106 in cash held back and 360,000 shares of the Company’s common stock, of which 162,000 will be held back until January 1, 2019. The acquisition includes an earn-out payment based on the net revenue performance of the Hybrid business during the period September 1, 2018 through August 31, 2019.
On August 29, 2018, we filed Amended and Restated Articles of Incorporation (the “Amended and Restated Charter”) with the Secretary of State for the State of Nevada. The Amended and Restated Charter changed our name from Kush Bottles, Inc. to KushCo Holdings, Inc. The Amended and Restated Charter became effective on September 1, 2018, and was approved by our stockholders at our 2018 Annual Meeting of Stockholders on May 8, 2018.
Emerging Growth Company
As a public reporting company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. In particular, as an emerging growth company we:
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are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

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are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

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are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

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are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

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may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations, or MD&A; and

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are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards. As a result, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.
Circumstances could cause us to lose “emerging growth company” status. We will qualify as an emerging growth company until the earliest of:
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The last day of our first fiscal year during which we have total annual gross revenues of    $1 billion or more;

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The last day of our fiscal year following the fifth anniversary of the date of our initial public offering;

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The date on which we have issued more than $1 billion in non-convertible debt during the prior three-year period; or

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The date on which we qualify as a “large accelerated filer” under the Exchange Act (qualifying as a large accelerated filer means, among other things, having a public float in excess of  $700 million).

Corporate Information
Our principal corporate offices are located at 6261 Katella Ave, Ste 250, Cypress, CA 90630 and our telephone number is (714) 243-4311. Our internet address is www.kushco.com. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

THE OFFERING
Securities Offered
This prospectus covers the sale of up to an aggregate of 6,988,095 shares of our common stock, par value $0.001 per share, issuable from time to time upon the exercise of the remaining unexercised warrants that we issued in connection with our registered direct offerings in June 2018 and January 2019, including:
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3,750,000 shares of common stock issuable upon the exercise of the remaining unexercised warrants sold in our June 12, 2018 registered direct offering, which may be exercised at a price of  $5.28 per share (the “June 2018 Warrants”); and

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3,238,095 shares of common stock issuable upon the exercise of the remaining unexercised warrants sold in our January 18, 2019 registered direct offering, which may be exercised at a price of  $5.75 per share (the “January 2019 Warrants” and, together with the June 2018 Warrants, the “Warrants”).

Common Stock to be Outstanding After this Offering
126,105,765 shares (assuming all of the Warrants are exercised).
Use of Proceeds
We will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash. See “Use of Proceeds.”
Risk Factors
This investment involves a high degree of risk. See the information contained in or incorporated by reference under “Risk Factors” beginning on page 8 of this prospectus and in the documents incorporated by reference in this prospectus.
OTCQX Symbol of our Common Stock
“KSHB.”
The number of shares of our common stock to be outstanding after this offering is based on the actual number of shares outstanding as of March 5, 2020, which was 119,117,670, and excludes as of such date:
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14,598,800 shares of common stock issuable upon exercise of options outstanding under our 2016 Stock Incentive Plan, at a weighted average exercise price of approximately $4.44 per share; and

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21,736,880 shares of common stock issuable upon exercise of warrants outstanding at a weighted-average exercise price of  $3.34 per share.

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K, as amended, for the fiscal year ended August 31, 2019, together with all of the other information included or incorporated by reference in this prospectus, including our consolidated financial statements and related notes, before deciding whether to purchase shares of our common stock. Any of these risks could materially and adversely affect our business, operating results, financial condition, or prospects and cause the value of our common stock to decline, which could cause you to lose all or part of your investment.
USE OF PROCEEDS
We may receive up to approximately $38.4 million upon exercise of the Warrants covered by this prospectus in the event the Warrants are exercised for cash. We intend to use any proceeds from the exercise of Warrants for working capital and for other general corporate purposes.
DIVIDEND POLICY
We have never declared or paid any cash dividends on our capital stock. We currently intend to retain future earnings, if any, and all currently available funds for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Additionally, for so long as any loan under the our credit facility with Monroe Capital Management Advisors, LLC (“Monroe”) or the Senior Note issued to HB Sub Fund II LLC (“HB Sub Fund”) remain outstanding, we would be required to obtain the prior written consent of Monroe or HB Sub Fund, as applicable, prior to declaring or paying any cash dividend or cash distribution on any of our capital stock. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, business prospects, and other factors our board of directors deems relevant, and subject to the restrictions contained in our current or future financing instruments.

DILUTION
Our net tangible book value as of November 30, 2019 was approximately $63.1 million, or $0.59 per share. We calculate net tangible book value per share by dividing our net tangible book value, which is tangible assets less liabilities to be settled with cash, by the number of outstanding shares of our common stock as of November 30, 2019. Net tangible assets excludes goodwill and intangible assets and warrant liabilities.
Our pro forma net tangible book value as of November 30, 2019 was approximately $77.8 million, or $0.66 per share, after giving effect to the February 2020 Financing.
Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering. The following tables illustrates this per share dilution:
June 2018 Warrants
Public offering price per share		$5.28
Pro forma net tangible book value per share as of November 30, 2019	$0.66
Increase in net tangible book value per share attributable to this offering	$0.15
Pro forma as adjusted net tangible book value per share after this offering		$0.81
Dilution per share to new investors		$4.47
January 2019 Warrants
Public offering price per share		$5.75
Pro forma net tangible book value per share as of November 30, 2019	$0.66
Increase in net tangible book value per share attributable to this offering	$0.14
Pro forma as adjusted net tangible book value per share after this offering		$0.80
Dilution per share to new investors		$4.95
The above discussion and table are based on 107,360,577 shares of common stock outstanding as of November 30, 2019, plus an additional 10,000,000 shares of common stock sold in the February 2020 Financing, and excludes as of such date:
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14,407,067 shares of common stock issuable upon exercise of options outstanding under our 2016 Stock Incentive Plan, at a weighted-average exercise price of approximately $4.58 per share;

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16,736,880 shares of common stock issuable upon exercise of warrants outstanding at a weighted-average exercise price of  $3.74 per share;

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1,021,102 shares of common stock reserved for future issuance under our 2016 Stock Incentive Plan;

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5,000,000 shares of common stock issuable upon exercise of the warrants that were issued in connection with the 2020 Financing; and

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shares of common stock (other than the shares sold in the February 2020 Financing), warrants and options issued after November 30, 2019.

To the extent that outstanding options or warrants as of November 30, 2019 have been or are exercised, investors purchasing our common stock in this offering will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF CAPITAL STOCK
The following description of our common stock summarizes the material terms and provisions of the common stock that we may offer under this prospectus. The following description of our common stock does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation and our bylaws, which are exhibits to the registration statement of which this prospectus forms a part, and by applicable law. The terms of our common stock may also be affected by Nevada law.
General
Our authorized capital stock consists of 265,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. The following description summarizes some of the terms of our certificate of incorporation and bylaws, but does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.
Common Stock
Outstanding Shares.   There were 119,117,670 shares of our common stock outstanding as of March 5, 2020, assuming no exercise of outstanding options or warrants. There were approximately 159 holders of record of our common stock as of March 5, 2020. This number does not include beneficial owners whose shares are held in street name.
As of March 5, 2020, there were 14,598,800 shares of common stock subject to outstanding options and 21,736,880 shares of common stock subject to outstanding warrants (including 6,988,095 shares of common stock that are being registered pursuant to the registration statement of which this prospectus forms a part).
Voting Rights.   Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise provided by law or our amended and restated certificate of incorporation or bylaws, all matters other than the election of directors submitted to the stockholders at any meeting shall be decided by the vote of the holders of a majority of the stock having voting power present in person or represented by proxy. Directors are elected by a plurality of the votes cast at the meeting. Our amended and restated certificate of incorporation and bylaws do not provide for cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.
Dividends.   Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared by our board of directors at any regular or special meeting. At present, we have no plans to issue dividends.
Liquidation.   In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.
Other Rights and Preferences.   Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.
Fully Paid and Nonassessable.   All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.
Provisions in our amended and restated certificate of incorporation provide that our board of directors is authorized to issue preferred stock in one or more series, to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of such shares and any qualifications, limitations or restrictions thereof. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any preferred stock.
Registration Rights Agreement
In connection with the Credit Facility and the Subscription Agreement, we entered into the Registration Rights Agreement, pursuant to which we agreed to file this registration statement to register for resale the shares of common stock issuable upon the exercise of the Warrants issued in connection therewith, within 45 days following the issuance of the Warrants. We are required to use our reasonable best efforts to cause this registration statement to be declared effective under the Securities Act, as soon as practicable, but in no event later than the earlier of  (x) 60 days after the earlier of  (i) the date on which this registration statement is filed and (ii) the date which is 45 days after the issuance of the Warrants and (y) the fifth business day after the date that we are notified by the SEC that this registration statement will not be reviewed and will not be subject to further review. We agreed to keep this or any subsequent registration statement effective until all registrable securities may be sold pursuant to Rule 144 under the Securities Act, without the need for current public information or other restriction. We also agreed, among other things, to indemnify the Selling Stockholders under the registration statements from certain liabilities and to pay all reasonable fees and expenses incident to our performance of or compliance with the Registration Rights Agreement.
Anti-Takeover Effects of Nevada Law and Our Certificate of Incorporation and Bylaws
Some provisions of Nevada law, our amended and restated certificate of incorporation and our bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.
These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Undesignated Preferred Stock.   The ability of our board of directors, without action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.
Stockholder Meetings.   Our bylaws provide that a special meeting of stockholders may be called only by our president, the majority of the board of directors, or by the stockholders holding shares in the aggregate entitled to cast not less than a majority of the votes at any such meeting.
Stockholder Action by Written Consent.   Our bylaws allow for any action which may be taken at any annual or special meeting of the stockholders to be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Removal of Directors.   Our bylaws provide that any or all of our directors may be removed without cause if such removal is approved by the affirmative vote of a majority of the outstanding shares entitled to vote.
Stockholders Not Entitled to Cumulative Voting.   Our amended and restated certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.
Nevada Business Combination Statutes.   The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes generally prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, and extends beyond the expiration of the two-year period, unless:
•
the combination was approved by the board of directors prior to the person becoming an interested stockholder or the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder or the combination is later approved by a majority of the voting power held by disinterested stockholders; or

•
if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (c) 10% or more of the earning power or net income of the corporation, and (d) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder.
In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.
Nevada Control Share Acquisition Statutes.   The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada. The control share statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.
A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of the control share statutes, and will be subject to these statutes if we are an “issuing corporation” as defined in such statutes.
The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of KushCo.
Amendment of Charter Provisions.   The amendment of any of the above provisions would require approval by holders of at least a majority of the total voting power of all of our outstanding voting stock.
The provisions of Nevada law, our amended and restated certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Action Stock Transfer Corp.
Quotation on OTCQX
Our common stock is quoted on the OTCQX under the symbol “KSHB.”

LEGAL MATTERS
The validity of the shares of common stock offered hereby will be passed upon for us by Flangas Dalacas Law Group, Las Vegas, Nevada.
EXPERTS
The consolidated balance sheet of KushCo Holdings, Inc. as of August 31, 2019, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended August 31, 2019, have been audited by Marcum LLP, independent registered public accounting firm, as stated in their report dated November 12, 2019, which report is incorporated by reference herein.
The consolidated balance sheet of KushCo Holdings, Inc. as of August 31, 2018, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended August 31, 2018, have been audited by RBSM LLP, independent registered public accounting firm, as stated in their report dated November 28, 2018, except for the effects of the restatement discussed in Note 2 to such financial statements as to which the date is April 11, 2019, which report is incorporated by reference herein.
The balance sheets of CMP Wellness, LLC as of August 31, 2016 and 2015, and the related statements of operations, members’ equity and cash flows for each of the years in the two-year period ended August 31, 2016, have been audited by RBSM LLP, independent registered public accounting firm, as stated in their report dated July 5, 2017, which is incorporated by reference herein.
The balance sheet of Summit Innovations, LLC as of February 28, 2018 and the related statement of operations, members’ equity and cash flows for the fiscal year ended February 28, 2018 have been audited by RBSM LLP, independent registered public accounting firm, as stated in their report dated June 1, 2018, which is incorporated by reference herein. Such financial statements have been incorporated herein by reference in reliance on the reports of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended (“Securities Act”), with respect to the securities covered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the securities covered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.
We are subject to the information requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and special reports, proxy statements and other information with the SEC. These documents may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov).
We post on our public website (http://www.kushco.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to incorporate by reference the information and reports we file with them, which means that we can disclose important information to you by referring you to those publicly available documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any future report or document that is not deemed filed under such provisions, prior to the completion or termination of the offering of the securities described in this prospectus:
•
Our Annual Report on Form 10-K for the year ended August 31, 2019 filed with the SEC on November 12, 2019 (and the amendment thereto filed with the SEC on January 8, 2020);

•
Our Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2019 filed with the SEC on January 9, 2020;

•
Our Definitive Proxy Statement on Schedule 14A filed with the SEC on January 8, 2020;

•
Our Current Reports on Form 8-K filed with the SEC on September 4, 2019, September 26, 2019, January 23, 2020, February 10, 2020 and February 24, 2020; and

•
The description of our common stock contained in our registration statement on Form 10-12G filed with the SEC on April 9, 2015 (as amended on May 29, 2015 and July 10, 2015), as updated by the Current Report on Form 8-K filed on September 4, 2018.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of the prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.
Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference into this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address:
KushCo Holdings, Inc.
6261 Katella Ave.
Suite 250
Cypress, CA 90630
Telephone: 714-462-4603
This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

KushCo Holdings, Inc.
6,988,095 Shares of Common Stock underlying Warrants

Prospectus

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution
The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the common stock being registered. All amounts are estimates except for the SEC registration fee.
Total
SEC registration fee	$218
Legal fees and expenses	$10,000
Accounting fees and expenses	$30,000
Miscellaneous fees and expenses	$782
Total	$41,000
Item 14.   Indemnification of Directors and Officers
We are a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised Statutes.
Section 78.138 of the Nevada Revised Statutes provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law.
Section 78.7502 of the Nevada Revised Statutes permits a company to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the Nevada Revised Statutes also precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses and requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.
Section 78.751 of the Nevada Revised Statutes permits a Nevada corporation to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. Section 78.751 of the Nevada Revised Statutes provides that the articles of incorporation, the bylaws or an agreement may require a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation if so provided in the corporation’s articles of incorporation, bylaws, or other agreement. Section 78.751 of the Nevada Revised Statutes further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement.
Section 78.752 of the Nevada Revised Statutes provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. We have obtained insurance policies insuring our directors and officers against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.
The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the above discussed sections of the Nevada Revised Statutes.
Our bylaws provide that we must indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by the Nevada Revised Statutes.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. See also “Undertakings” set out in response to Item 17 herein.
Item 15.   Recent Sales of Unregistered Securities
During the year ended August 31, 2019, we granted 333,867 unregistered shares of our common stock for services pursuant to contracts, with an aggregate fair market value of approximately $1.9 million.
During the year ended August 31, 2019, we sold 9,076,664 shares of our common stock and warrants exercisable for 3,238,095 shares of common stock, with an exercise price of  $5.75 per share, to investors in exchange for aggregate gross proceeds of approximately $41.6 million.
On August 21, 2019, in connection with and as a condition to the consummation of the Monroe Revolving Credit Facility, we issued warrants to purchase up to an aggregate of 500,000 shares of common stock, at an exercise price of  $4.25, to institutional investors pursuant to a Subscription Agreement, dated August 21, 2019, by and among the Company and Monroe Capital Management Advisors, LLC.
On August 21, 2019, we entered into a new Senior Note with an institutional investor and issued a warrant to such investor to purchase up to 650,000 shares of common stock, at an exercise price of  $4.25, in connection with the exchange by such investor of its original Note pursuant to an Exchange Agreement, dated August 21, 2019, by and between the Company and the investor.
These securities were issued without registration under the Securities Act in reliance on registration exemptions contained in Section 4(a)(2) of the Securities Act and Regulation D as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sales of these securities were made without general solicitation or advertising.

Item 16.   Exhibits and Financial Statement Schedules
Exhibit Number	Description of Exhibit
2.1†	Merger Agreement dated as of May 1, 2017 by and among KushCo Holdings, Inc., KBCMP, Inc.,
Lancer West Enterprises, Inc., Walnut Ventures, Jason Manasse, and Theodore Nicols
(incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K (File
No. 000-55418), filed May 4, 2017).
2.2†	Agreement and Plan of Merger, dated as of April 10, 2018, by and among KushCo Holdings, Inc.,
KCH Energy, LLC, Summit Innovations, LLC and Mark Driver (incorporated by reference to
Exhibit 2.1 to the Current Report on Form 8-K (File No. 000-55418), filed April 10, 2018).
2.3	Amendment to Agreement and Plan of Merger, dated as of May 2, 2018, by and among KushCo Holdings, Inc., KCH Energy, LLC, Summit Innovations, LLC and Mark Driver (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K (File No. 000-55418), filed May 3, 2018).
3.1	Amended and Restated Articles of Incorporation of KushCo Holdings, Inc. filed with the Secretary of State of Nevada on August 29, 2018 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 000-55418), filed September 4, 2018).
3.2	Bylaws of KushCo Holdings, Inc. (incorporated by reference to Exhibit 3.3 to the Form 10-12G/A, (File No. 000-55418), filed May 29, 2015).
4.1	Description of Registrant’s Securities (incorporated by reference to Exhibit 4.1 to the Annual Report on Form 10-K (File No. 000-55418), filed November 12, 2019).
4.2	Form of Warrant dated as of June 12, 2018 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 000-55418), filed June 8, 2018).
4.3	Form of Warrant dated as of January 18, 2019 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 000-55418), filed January 16, 2019).
4.4	Form of indenture for senior debt securities and the related form of senior debt security (incorporated by reference to Exhibit 4.1 to the Form S-3 (File No. 333-231019), filed April 25, 2019).
4.5	Form of indenture for subordinated debt securities and the related form of subordinated debt security (incorporated by reference to Exhibit 4.2 to the Form S-3 (File No. 333-231019), filed April 25, 2019).
4.6	Form of Monroe Warrant, dated as of August 21, 2019 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 000-55418), filed August 22,2019).
4.7	Registration Rights Agreement, dated as of August 21, 2019, by and among KushCo Holdings, Inc. and the investors listed therein (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K (File No. 000-55418), filed August 22,2019).
4.8	Senior Note to HB Sub Fund II LLC, dated as of August 21, 2019 (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K (File No. 000-55418), filed August 22,2019).
4.9	Warrant to HB Sub Fund II LLC, dated as of August 21, 2019 (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K (File No. 000-55418), filed August 22,2019).
4.10	Form of Warrant, dated as of September 30, 2019 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 000-55418), filed September 26, 2019).
4.11	Senior Note to HB Sub Fund II LLC, dated as of November 8, 2019 (incorporated by reference to Exhibit 4.11 to the Company’s Annual Report on Form 10-K (File No. 000-55418), filed November 12, 2019).
4.12	Form of Warrant (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 000-55418), filed February 10, 2020).
5.1	Opinion of Burns & Levinson LLP (incorporated by reference to Exhibit 5.1 to the Company’s Form S-3 (File No. 333-221910), filed on December 5, 2017).
5.2	Opinion of Holley Driggs Walch Fine Wray Puzey & Thompson, LTD (incorporated by reference to Exhibit 5.2 to the Company’s Form S-3 (File No. 333-221910), filed on December 5, 2017).

Exhibit Number	Description of Exhibit
5.3	Opinion of Holley, Driggs, Walch, Fine, Wray, Puzey & Thompson, LTD (incorporated by reference to Exhibit 5.1 to the Company’s Form 8-K (File No. 000-55418), filed June 8, 2018).
5.4	Opinion of Holley, Driggs, Walch, Fine, Wray, Puzey & Thompson, LTD (incorporated by reference to Exhibit 5.1 to the Company’s Form 8-K (File No. 000-55418), filed January 16, 2019).
10.1#	Offer Letter, dated as of July 3, 2017, by and between KushCo Holdings, Inc. and Jim McCormick
(incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File
No. 000-55418), filed August 3, 2017).
10.2#	KushCo Holdings, Inc. 2016 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.7 to the Quarterly Report on Form 10-Q (File No. 000-55418), filed April 15,2019).
10.3	Asset Purchase Agreement, dated as of September 21, 2018, by and among KushCo Holdings, Inc.
and Smoke Cartel, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on
Form 8-K (File No. 000-55418), filed September 26,2018).
10.4	Lease, dated as of February 9, 2017, by and between KIM International Corporation and ZUREIT Holdings, Ltd. (incorporated by reference to Exhibit 10.13 to the Annual Report on Form 10-K (File No. 000-55418), file November 29,2018).
10.5	Lease, dated as of April 12, 2018, by and between KIM International Corporation and ZUREIT Holdings, Ltd. (incorporated by reference to Exhibit 10.14 to the Annual Report on Form 10-K (File No. 000-55418), file November 29,2018).
10.6#	Amended and Restated Offer Letter by and between KushCo Holdings, Inc. and Jason Vegotsky, dated as of November 21, 2018 (incorporated by reference to Exhibit 10.15 to the Annual Report on Form 10-K (File No. 000-55418), file November 29,2018).
10.7#	Offer Letter by and between KushCo Holdings, Inc. and Christopher Tedford, dated as of November 8, 2018 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 000-55418), filed November 21, 2018).
10.8	Form of Securities Purchase Agreement, dated as of January 18, 2019, by and among KushCo
Holdings, Inc. and the purchasers named therein (incorporated by reference to Exhibit 10.1 to the
Current Report on Form 8-K (File No. 000-55418), filed January 16, 2019).
10.9	Placement Agency Agreement, dated as of January 15, 2019, by and between KushCo Holdings, Inc. and Alliance Global Partners (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 000-55418), filed January 16, 2019).
10.10#	Severance Agreement, dated as of February 22, 2019, by and between KushCo Holdings, Inc. and
Jim McCormick (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K
(File No. 000-55418), filed February 28, 2019).
10.11#	Offer Letter, dated as of February 27, 2019, by and between KushCo Holdings, Inc. and Rodrigo de Oliveira (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 000-55418), filed March 5, 2019).
10.13#	Offer Letter, dated as of February 27, 2019, by and between KushCo Holdings, Inc. and Jason Vegotsky (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 000-55418), filed March 5, 2019).
10.14#	Amendment to Offer Letter, dated as of February 27, 2019, by and between KushCo Holdings,
Inc. and Christopher Tedford (incorporated by reference to Exhibit 10.3 to the Current Report on
Form 8-K (File No. 000-55418), filed March 5, 2019).
10.15	Securities Purchase Agreement, dated as of April 29, 2019, between KushCo Holdings, Inc. and HB Sub Fund II LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 000-55418), filed April 30, 2019).
10.16#	Amendment to Offer Letter by and between Rodrigo de Oliveira and KushCo Holdings, Inc., dated as of June 7, 2019 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 000-55418), filed June 11, 2019).

Exhibit Number	Description of Exhibit
10.17	Financing Agreement, dated as of August 21, 2019, by and among Kim International Corporation and each of its parent and subsidiaries listed as a borrower, as Borrowers, each subsidiary of
Borrowers listed as a guarantor, as Guarantors, the lenders from time to time a party thereto, as
Lenders, and Monroe Capital Management Advisors, LLC, as Administrative Agent and
Collateral Agent (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K
(File No. 000-55418), filed August 22, 2019).
10.18	Subscription Agreement, dated as of August 21, 2019, by and among KushCo Holdings, Inc. and the subscribers listed therein (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 000-55418), filed August 22, 2019).
10.19	Exchange Agreement, dated as of August 21, 2019, by and among KushCo Holdings, Inc. and HB
Sub Fund II LLC (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K
(File No. 000-55418), filed August 22, 2019).
10.20	Form of Securities Purchase Agreement, dated as of September 26, 2019, by and among KushCo
Holdings, Inc. and the purchasers named therein (incorporated by reference to Exhibit 10.1 to the
Current Report on Form 8-K (File No. 000-55418), filed September 26, 2019).
10.21	Placement Agency Agreement, dated as of September 26, 2019, by and among KushCo Holdings,
Inc., Jefferies LCC and A.G.P./Alliance Global Partners (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 000-55418), filed September 26, 2019).
10.22	Second Exchange Agreement, dated as of November 8, 2019, by and between KushCo Holdings, Inc. and HB Sub Fund II LLC (incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-K (File No. 000-55418), filed November 12, 2019).
10.23	Limited Consent and First Amendment to Financing Agreement, dated as of November 8, 2019, by and among KushCo Holdings, Inc., certain of its subsidiaries and Monroe Capital
Management Advisors, LLC (incorporated by reference to Exhibit 10.23 to the Company’s Annual
Report on Form 10-K (File No. 000-55418), filed November 12, 2019).
10.24	Form of Securities Purchase Agreement, dated February 6, 2020 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 000-55418), filed February 10, 2020).
10.25	Placement Agency Agreement, dated as of February 6, 2020 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 000-55418), filed February 10, 2020).
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K (File No. 000-55418), filed November 12, 2019).
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Independent Registered Public Accounting Firm

#
Management contract or compensatory plan or arrangement.

†
The schedules and exhibits to this agreement have been omitted. A copy of any omitted schedule or exhibit will be furnished to the SEC supplementally upon request.

Item 17.   Undertakings
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(h)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cypress, California, on March 6, 2020
KUSHCO HOLDINGS, INC.
By:
/s/ Nicholas Kovacevich

Nicholas Kovacevich
Chairman and Chief Executive Officer
KNOW ALL BE THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nicholas Kovacevich and Christopher Tedford, and each of them singly (with full power to each of them to act alone), as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute or substitutes of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Nicholas Kovacevich Nicholas Kovacevich	Chairman and Chief Executive Officer (Principal Executive Officer)	March 6, 2020
/s/ Christopher Tedford Christopher Tedford	Chief Financial Officer (Principal Financial Officer)	March 6, 2020
* Eric Baum	Director	March 6, 2020
* Barbara Goodstein	Director	March 6, 2020
Donald Hunter	Director	March 6, 2020
* Dallas Imbimbo	Director	March 6, 2020
*By:
/s/ Nicholas Kovacevich

Nicholas Kovacevich
Attorney-in-fact